EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-56829 and No. 333-89465 of CuraGen Corporation on Forms S-8, and Registration Statements No. 333-32756, 333-47600 and 333-90321 of CuraGen Corporation on Forms S-3 of our report dated January 24, 2003 appearing in this Annual Report on Form 10-K of CuraGen Corporation for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP

Hartford, Connecticut

March 26, 2003